UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 6, 2010

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) Effective May 10, 2010, Extreme Networks, Inc. (“Extreme”) has appointed Michael L. Seaton as Vice President of Worldwide Sales and Services. As part of Extreme’s consolidation process of its worldwide field operations, Helmut Wilke’s position as Senior Vice President Worldwide Sales was eliminated. Mr. Seaton, age 46, will serve as the head of Extreme’s worldwide field sales and customer support organization, reporting directly to Bob L. Corey, Executive Vice President and Chief Financial Officer and Acting President and Chief Executive Officer.

In connection with the elimination of the Senior Vice President Worldwide Sales position, it is anticipated that Mr. Wilke will remain employed by Extreme in a transitionary role until approximately August 16, 2010 and will receive a separation arrangement equal to 6 months of base salary and 6 months COBRA coverage. In his new role, Mr. Seaton will receive a salary of $275,000, be eligible for commissions and will receive an option grant of 100,000 shares vesting over four years and 50,000 RSU’s vesting over 3 years. These arrangements were approved by the Compensation Committee of Extreme’s Board of Directors on May 6, 2010.

Mr. Seaton joined Extreme in November 2004 and has served as its Vice President and General Manager for Worldwide Customer Support since July 2007. From November 2004 to July 2007, he served as Extreme’s Vice President of Sales Operations and Strategic Alliances. Prior to joining Extreme, Mr. Seaton held various sales and management positions at AT&T Inc., Lucent Technologies and Avaya Inc. He holds a Bachelor of General Studies concentrated in Mathematics and Computer Science from the University of Michigan and an M.B.A. from Florida State University.

Extreme issued a press release on May 10, 2010 relating to Mr. Seaton’s appointment, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2010

EXTREME NETWORKS, INC.

By:	/s/ Bob L. Corey
Bob L. Corey
Executive Vice President and Chief Financial Officer and Acting President and Chief Executive Officer

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